FOR IMMEDIATE RELEASE

Waste Management Announces Cash Tender Offer

HOUSTON — February 18, 2015 — Waste Management, Inc. (NYSE:WM) announced today that, together with its wholly owned subsidiary, Waste Management Holdings, Inc. (“WMH”), it has commenced a cash tender offer to purchase any and all of the outstanding aggregate principal amount of the senior notes listed below.

Issuer	Title of Security	CUSIP Number	Principal Amount Outstanding	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread	Hypothetical Consideration(1)
WMH (2)	7.10% Notes due 2026	92929QAQ0	$448,975,000	2.00% U.S. Treasury due February 15, 2025	FIT1	125 bps	$1,350.86

WM	7.00% Senior Notes due 2028	902917AH6	$577,205,000	2.00% U.S. Treasury due February 15, 2025	FIT1	155 bps	$1,349.09

WM	7.375% Senior Notes due 2029	94106LAG4	$222,930,000	2.00% U.S. Treasury due February 15, 2025	FIT1	160 bps	$1,400.10

WM	7.75% Senior Notes due 2032	94106LAN9	$496,000,000	3.00% U.S. Treasury due November 15, 2044	FIT1	100 bps	$1,510.24

WM	6.125% Senior Notes due 2039	94106LAV1	$600,000,000	3.00% U.S. Treasury due November 15, 2044	FIT1	115 bps	$1,358.61

(1)	Per $1,000 principal amount of Notes, assuming that the yield to maturity of the applicable U.S. Treasury reference security had been measured at 2:00 p.m., New York City time, on February 17, 2015 and assuming a hypothetical settlement date of February 27, 2015.
(2)	WMH is a wholly owned subsidiary of Waste Management, Inc. WMH has fully and unconditionally guaranteed all the senior notes issued by Waste Management, Inc. and Waste Management, Inc. has fully and unconditionally guaranteed the notes issued by WMH.

The offers are made pursuant to an Offer to Purchase dated today and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offer. As of February 17, 2015, the amount outstanding of the notes in the aggregate is $2.345 billion.

The consideration per each $1,000 principal amount of notes validly tendered and accepted for payment pursuant to the tender offer will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread specified for the series in the table above over the yield based on the bid side price of the applicable U.S. Treasury Security specified above for each series of notes, as calculated by the dealer managers at 2:00 p.m., New York City time, on February 24, 2015. Holders whose notes are purchased will also receive accrued and unpaid interest thereon from the applicable last interest payment date up to, but not including, the settlement date.

The tender offer will expire at 5:00 p.m. New York City Time on February 24, 2015, unless extended. Holders of notes must validly tender and not validly withdraw their notes before 5:00 p.m. New York City Time on the tender offer expiration date to be eligible to receive the consideration for each series of notes.

The offer for each series of notes is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous notes offering by Waste Management on terms and conditions (including, but not limited to, the amount of proceeds raised in such offering) satisfactory to Waste Management. No offer is conditioned upon any minimum amount of notes being tendered or the consummation of any other offer. Each offer may be amended, extended, terminated or withdrawn separately.

Exhibit 99.1

FOR MORE INFORMATION

Waste Management

Web site

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Beck

713.394-5093

tbeck3@wm.com

Waste Management has retained Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC to serve as the Dealer Managers for the tender offer. Deutsche Bank Securities Inc. may be contacted at (866) 627-0391 (toll free) or (212) 250-2955 (collect), Goldman, Sachs & Co. may be contacted at (800) 828-3182 (toll free) or (212) 902-6941 (collect) and J.P. Morgan Securities LLC may be contacted at (866) 834-4666 (toll free) or (212) 834-4811 (collect).

Waste Management has also retained Global Bondholder Services Corporation to serve as the Depositary and Information Agent for the tender offer.

The tender offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from Global Bondholder Services Corporation by telephone at (866) 470-3700 (toll-free) or for banks and brokers, at (212) 430-3774 (Banks and Brokers Only) or in writing at Global Bondholder Services Corporation, 65 Broadway, Suite 404, New York, New York 10006.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.gbsc-usa.com/WM/

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the tender offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release are discussed in our most recent Annual Report on Form 10-K.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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